Filed Pursuant to Rule 433

Registration No. 333-205684

FREE WRITING PROSPECTUS

(To Prospectus dated June 29, 2016

as supplemented by Supplement No.1 dated

October 11, 2016, Supplement No. 2 dated

November 15, 2016 and Supplement No. 3

dated November 29, 2016)

A self-directed IRA that allows you to invest directly in Rich Uncles NNN REIT!	browser view

Announcing Rich Uncles IRA

[Investor’s Name],

With 2016 wrapping up and the stock market surging to an all-time high, we are excited to announce the launch of Rich Uncles IRA, a self-directed retirement product that allows investors the ability to easily rollover existing 401k or IRA accounts and diversify funds into income-producing commercial real estate.

Rich Uncles IRA delivers:

•	Zero retirement account custodian fees for 1st year. Rich Uncles will cover these fees for you, saving you upwards of $300 on your new retirement account.

•	7% annualized cash dividends, paid monthly, ability to re-invest dividend to compound earnings.*

•	Diversification out of the volatile stock market and into a portfolio of commercial real estate where the tenants pay taxes, insurance and maintenance.

Given the soaring stock market, isn't it a perfect time to reap profits and diversify some of your retirement money into income-producing commercial real estate?

* Historic performance is not a guarantee of future results

Our Investor Relations team is standing by to assist you.
If you have any questions regarding our Real Estate Investment Trust, business model, or Prospectus, call (855) Rich-Uncles or simply replay to this email.

sincerely
Howard Makler
Co-Founder and President

About Rich Uncles

Rich Uncles is a Real Estate Investment Trust (REIT) that allows small investors the opportunity to invest in commercial property.

Learn more

Contact Us

80 Bristol Street, Suite 550
Costa Mesa, CA 92626
info@RichUncles.com
1-855-Rich-Uncles (1-855-742-4862)

Terms of Use | Privacy Policy | Unsubscribe | Subscription preferences

Rich Uncles NNN REIT, Inc. has filed a registration statement (including prospectus) with the US Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in the registration statement and the other documents Rich Uncles NNN REIT has filed with the SEC for more complete information about Rich Uncles and the securities offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Rich Uncles will arrange to send you the prospectus if you request it by calling toll-free (855) Rich-Uncles or emailing prospectus-nnn@richuncles.com, or by visiting http://www2.richuncles.com/e/209752/prospectus-nnn/f99y/14690620. This is not an offering, which may be made only by prospectus. The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful. The $1 Billion offering of our common stock is currently approved in the following States: California, Colorado, Connecticut, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kentucky, Louisiana, Nevada, Montana, New Hampshire, New York, South Dakota, Texas, Utah, Vermont, Virginia, Wisconsin and Wyoming. No offer to sell any securities, and no solicitation of an offer to buy any securities, is being made in any jurisdiction in which such offer, sale or solicitation would not be permitted by applicable law. We continue to seek approval of other States and we frequently update our approved States list on our website (http://www2.richuncles.com/e/209752/2016-12-01/f9b1/14690620).

Our mailing address is:

Rich Uncles
3080 Bristol Street, Suite 550
Costa Mesa, CA 92626

RichUncles © 2016 All Rights Reserved